EXHIBIT 99

FOR IMMEDIATE RELEASE:	CONTACT:

August 3, 2004	Steven Wingfield (301) 564-3354
Mari Angeles Major-Sosias (301) 564-3353

USEC Inc. Reports $11.7 Million Net Income for 2nd Quarter
- Higher Uranium Prices Help Improve Gross Margin -

     Bethesda, MD — USEC Inc. (NYSE: USU) today reported financial results for the second quarter ended June 30, 2004, of net income of $11.7 million or $.14 per share compared to net income of $4.3 million or $.05 per share in the same quarter last year. The gross margin improved quarter over quarter due to higher prices for natural uranium sold. Quarterly earnings are higher than recent guidance due to the timing of additional uranium revenue recorded in the second quarter that had previously been expected in the third quarter. This order movement does not affect the Company’s full-year earnings guidance of $14 to $16 million net income, or 17 to 19 cents per share.

     For the six months ended June 30, 2004, USEC reported net income of $0.5 million or $.01 per share compared to net income of $6.4 million or $.08 per share in the same period last year. USEC’s customers generally place orders under their long-term contracts tied to reactor refuelings that occur on a 12- to 24-month cycle. Therefore, short-term comparisons of USEC’s financials are not necessarily indicative of the Company’s longer-term results.

     Additional natural uranium available for sale in 2004 is the result of underfeeding operations at the Paducah enrichment plant rather than accelerating the drawdown from USEC’s uranium inventories. Underfeeding uses less uranium in the enrichment process but requires more Separative Work Units (SWU), which requires more electric power. The value of the uranium exceeds the incremental power cost.

     “We operate the Paducah plant in a manner that optimizes the economic value of the two primary inputs of production — electricity and natural uranium. Accordingly, in today’s market, we have the opportunity to sell additional natural uranium produced through underfeeding into a strong, attractively priced market,” said William H. Timbers, president and chief executive officer.

     “These sales also meet the needs of customers who have looked to us for natural uranium in what has been a volatile market. Improved uranium prices and the additional volume of uranium generated in our production process should improve the gross margin and boost net income for the year, in line with our updated earnings guidance,” Timbers said.

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USEC Inc.
6903 Rockledge Drive, Bethesda, MD 20817-1818
Telephone 301-564-3391 Fax 301-564-3211 http://www.usec.com

USEC Reports 2nd Quarter Results

Revenue and Cost of Sales

     Revenue for the second quarter was $318.6 million, compared to $362.6 million for the same quarter a year ago. The volume of the SWU component of low-enriched uranium sold declined 27 percent compared to second quarter 2003, and the average SWU price billed to customers was about the same quarter over quarter. Uranium sales were $81 million, an increase of $29.3 million over the same quarter last year, reflecting higher volume and higher average prices. Revenue from U.S. government contracts was $1.2 million higher quarter over quarter, totaling $41.4 million.

     For the six-month period ended June 30, 2004, revenue was $498.6 million compared to $689.7 million in the same period of 2003 on 37 percent lower SWU volume. As previously disclosed, the lower revenue in the first half of 2004 reflects significantly lower SWU volume and prices as customers take delivery of enriched uranium under low-priced contracts signed during the late 1990s and shift volume and higher-priced deliveries to later in 2004. The volume of natural uranium sold declined by 2 percent in the six-month period but the average price billed to customers increased by 28 percent.

     The decline in SWU sales volume produced a corresponding reduction of $180.1 million or 34 percent in the cost of sales for SWU and uranium in the six-month period. The unit cost of SWU sales was 3 percent lower than in the same period of 2003, reflecting the impact of lower production and purchase costs in previous periods.

     Unit production costs per SWU were 3 percent higher in the six-month period due to lower production volumes compared with the corresponding period in 2003. Electric power costs were lower but labor and benefit costs increased compared to 2003, a period when labor costs were reduced by a strike at the Paducah plant. The Company’s purchase costs per SWU increased 3 percent under a market-based formula with Tenex, the Russian government’s executive agent, which reflects the impact of higher SWU prices since 2001. Under the average inventory cost method, coupled with USEC’s inventory position, an increase or decrease in costs will have an effect on cost of sales in future periods.

     The gross profit margin for the quarter was 17.4 percent compared to 11.5 percent in the same period last year, due to improved margins on natural uranium. For the full year, USEC expects its gross margin to be approximately 13 percent.

     Selling, general and administrative expenses totaled $15.9 million in the quarter, $1.1 million higher than in the same period last year due primarily to increased compensation and benefit costs, additional legal and consulting fees and higher insurance expense.

American Centrifuge Progress Continues

     The Company continues to make steady progress toward its goal of demonstrating the American Centrifuge uranium enrichment technology. USEC expects the American Centrifuge to be the world’s most efficient enrichment technology when the commercial plant is deployed later this decade. Expenses during the quarter were $10.6 million, about the same as the second quarter

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USEC Reports 2nd Quarter Results

last year. Spending on demonstration activities had the effect of reducing after-tax income by approximately $7 million or $.08 per share during the quarter.

     Under a contract with the U.S. Department of Energy (DOE), USEC has begun refurbishing the portion of the building where the American Centrifuge Demonstration Facility will be operated. USEC is removing centrifuge machines remaining from the DOE centrifuge program of the early 1980s at the Piketon, Ohio facility. Approximately one-third of the 1,400 DOE-era machines have been removed, making room for USEC to refurbish the area.

     In June, USEC announced that it has teamed with Fluor Enterprises, a subsidiary of Fluor Corp., to provide engineering, procurement and construction management services for the American Centrifuge Plant. Fluor’s responsibilities include design and detailed engineering over the next two years. USEC expects to agree on terms for a fixed-price contract in 2006 with Fluor covering all major aspects of building the commercial plant, apart from the centrifuge machines. In August, USEC plans to apply for an operating license for the commercial plant from the U.S. Nuclear Regulatory Commission. The review of that application is expected to take about two years.

Cash Flow

     At June 30, 2004, USEC’s cash balance was $32.4 million. Cash from SWU and uranium deliveries lag the sales by 30 to 60 days and are recorded as accounts receivable. Cash flow from operating activities for the six-month period, as anticipated in the Company’s guidance, was negative $190.6 million, compared to positive $23.1 million in the same period a year ago. The $213.7 million difference between the two periods was primarily due to increasing SWU inventory in preparation for fourth quarter sales. Inventory levels fluctuate based on timing of anticipated deliveries and seasonal production schedules. Other factors affecting cash flow included a $33.2 million payment to settle issues related to the termination of a power contract in 2003, higher income tax payment, and decreased SWU deliveries. The Company currently has no short-term debt but expects to temporarily borrow under its bank credit agreement in coming months, repaying the loan before year’s end. As previously reported, net cash flow from operating activities is expected to return to positive levels in 2005.

Outlook

     The Company projects revenue for the full year will be almost $1.4 billion. USEC expects about half of its revenue to come in the fourth quarter due to the timing of customer orders. Total revenue is basically unchanged from earlier guidance, but revenue from natural uranium sales is now expected to be $40 million higher at $210 million due to higher volume and prices. The additional natural uranium available for sale is the result of underfeeding operations at the Paducah plant. Revenue from SWU sales is expected to decline on lower volume due to movement of customer orders but will benefit from modestly higher average prices billed to customers than originally projected. The Company now expects the average price billed to customers in 2004 to be about the same as in 2003 as the average price billed to customers begins improving in the second half of the year. SWU volume in 2004 is being negatively affected by the postponed refuelings due to the shutdown of a Japanese customer’s reactors for

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USEC Reports 2nd Quarter Results

special inspections and lower customer commitments. Fourteen of the 17 Japanese reactors have since been returned to service.

     USEC expects to invest approximately $70 million in the American Centrifuge technology in 2004. Of this amount, approximately $50 million related to demonstration activities is being expensed, which will have the effect of reducing net income by about $30 million. Approximately $20 million related to the American Centrifuge Plant is being capitalized in 2004.

     After the substantial investment in the American Centrifuge referenced above, USEC expects 2004 net income to be in a range of $14 to $16 million, or 17 to 19 cents per share. A small loss is anticipated in the third quarter followed by a strong fourth quarter. This is in line with the Company’s typical cycle of stronger financial results in the second and fourth quarters.

     USEC also expects that cash flow from operating activities will be in a range of negative $95 to $105 million in 2004 and that capital expenditures will be approximately $35 million, including expenditures related to the American Centrifuge Plant. The Company anticipates ending the year with a cash balance in a range of $55 to $70 million, after the purchase of NAC International, or about $15 million higher than earlier guidance.

Other Business Matters

•	As announced on July 29, USEC will purchase NAC International from Pinnacle West Capital Corporation. The acquisition will enable the Company to offer nuclear utility customers an expanded portfolio of products and services, including transportation and storage systems for spent nuclear fuel. The $16 million cash transaction is expected to close later this year, subject to customary closing conditions.

•	As of June 30, 2004, USEC had processed and cleaned 4,552 metric tons of out-of-specification uranium contaminated with technetium (Tc99), or 48 percent of the total. The remaining amount of uranium inventory to be replaced or remediated is 4,998 metric tons. Under the June 2002 DOE-USEC Agreement, DOE is obligated to replace or remediate the contaminated uranium. In June, DOE notified the Company that it is authorizing the transfer of 2,116 metric tons of uranium to USEC in exchange for 2,116 metric tons of out-of-specification uranium.

     This news release contains forward-looking information that involves risks and uncertainty, including certain assumptions regarding the future performance of USEC. Actual results and trends may differ materially depending upon a variety of factors, including, without limitation, market demand for USEC’s products, pricing trends in the uranium and enrichment markets, deliveries under the Russian Contract, the availability and cost of electric power, implementing agreements with the Department of Energy (DOE) regarding uranium inventory remediation and the use of centrifuge technology and facilities, satisfactory performance of the

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USEC Reports 2nd Quarter Results

American Centrifuge technology at various stages of demonstration, USEC’s ability to successfully execute its internal performance plans, the refueling cycles of USEC’s customers, final determinations of environmental and other costs, the outcome of litigation and trade actions, performance under government contracts and audits of allowable costs on government contract work, and the impact of any government regulation. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year.

     Please refer to our SEC filings, which can be accessed through the Company’s website www.usec.com, for a more complete discussion of these factors.

     USEC Inc., a global energy company, is the world’s leading supplier of enriched uranium fuel for commercial nuclear power plants.

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USEC Reports 2nd Quarter Results

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME (Unaudited)
(millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
		As restated		As restated
Revenue:
Separative work units	$196.2	$270.7	$323.6	$532.4
Uranium	81.0	51.7	95.0	76.2
U.S. Government contracts	41.4	40.2	80.0	81.1

Total revenue	318.6	362.6	498.6	689.7
Cost of sales:
Separative work units and uranium	225.9	281.7	353.2	533.3
U.S. Government contracts	37.3	39.3	74.4	79.7

Total cost of sales	263.2	321.0	427.6	613.0

Gross profit	55.4	41.6	71.0	76.7
Centrifuge demonstration costs	10.6	11.0	20.0	20.6
Selling, general and administrative	15.9	14.8	31.9	29.2

Operating income	28.9	15.8	19.1	26.9
Interest expense	10.4	9.7	19.8	18.9
Interest (income)	(.8)	(1.4)	(1.5)	(3.1)

Income before income taxes	19.3	7.5	.8	11.1
Provision for income taxes	7.6	3.2	.3	4.7

Net income	$11.7	$4.3	$.5	$6.4

Net income per share – basic and diluted	$.14	$.05	$.01	$.08
Dividends per share	$.1375	$.1375	$.2750	$.2750
Average number of shares outstanding	84.0	82.2	83.5	82.1

USEC Reports 2nd Quarter Results

USEC Inc.
CONSOLIDATED CONDENSED BALANCE SHEETS
(millions)

	(Unaudited)
	June 30,	December 31,
	2004	2003
ASSETS
Current Assets
Cash and cash equivalents	$32.4	$249.1
Accounts receivable – trade	203.0	254.5
Inventories	1,112.5	883.2
Other	24.7	39.9

Total Current Assets	1,372.6	1,426.7
Property, Plant and Equipment, net	180.7	185.1
Other Assets
Deferred income taxes	54.0	52.5
Prepayment and deposit for depleted uranium	23.5	47.1
Prepaid pension benefit costs	79.5	76.3
Inventories	227.7	266.1

Total Other Assets	384.7	442.0

Total Assets	$1,938.0	$2,053.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$171.7	$188.3
Payables under Russian Contract	90.8	119.3
Uranium owed to customers and suppliers	41.4	45.0
Termination settlement obligation under power purchase agreement	—	33.2
Deferred revenue and advances from customers	30.1	25.8

Total Current Liabilities	334.0	411.6
Long-Term Debt	500.0	500.0
Other Liabilities
Deferred revenue and advances from customers	6.7	13.5
Depleted uranium disposition	28.9	53.5
Postretirement health and life benefit obligations	142.5	138.1
Lease turnover and other liabilities	52.3	50.9

Total Other Liabilities	230.4	256.0
Stockholders’ Equity	873.6	886.2

Total Liabilities and Stockholders’ Equity	$1,938.0	$2,053.8

USEC Reports 2nd Quarter Results

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
(millions)

	Six Months Ended
	June 30,
	2004	2003
Cash Flows from Operating Activities
Net income	$.5	$6.4
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	15.5	14.3
Deferred revenue and advances from customers	(2.5)	(19.6)
Changes in operating assets and liabilities:
Accounts receivable – (increase) decrease	51.5	(22.7)
Inventories – net (increase) decrease	(194.9)	14.5
Payables under Russian Contract – increase (decrease)	(28.5)	35.6
Payment of termination settlement obligation under power purchase agreement	(33.2)	—
Accounts payable and other – net increase (decrease)	1.0	(5.4)

Net Cash Provided by (Used in) Operating Activities	(190.6)	23.1

Cash Flows Used in Investing Activities
Capital expenditures	(11.2)	(14.9)

Net Cash (Used in) Investing Activities	(11.2)	(14.9)

Cash Flows Used in Financing Activities
Dividends paid to stockholders	(23.0)	(22.6)
Common stock issued	8.1	1.6

Net Cash (Used in) Financing Activities	(14.9)	(21.0)

Net (Decrease)	(216.7)	(12.8)
Cash and Cash Equivalents at Beginning of Period	249.1	171.1

Cash and Cash Equivalents at End of Period	$32.4	$158.3

Supplemental Cash Flow Information:
Interest paid	$17.2	$17.5
Income taxes paid (refund)	8.1	(2.8)